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                                                                Exhibit 6.10 [a]

                   Executive Retention and Severance Agreement

This Executive Retention and Severance Agreement (the "Agreement") is made and entered into as of April 24, 2002 (the "Effective Date"), by and between Homestore.com, Inc. (the "Company") and Patrick R. Whelan (the "Executive"). Capitalized terms used in this Agreement shall have the meanings set forth in
Section 4, below.

1. Purpose. The purpose of this Agreement is (i) to encourage Executive to
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remain in the employ of the Company and to continue to devote Executive's full attention to the success of the Company and (ii) to provide specified benefits to Executive in the event of a Termination Upon Change of Control or a Termination in Absence of Change of Control, as such terms are defined in
Section 4 of this Agreement.

2. Termination Upon Change of Control. In the event of Executive's Termination
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Upon a Change of Control, provided that Executive complies with Section 5.2 below and provides the transition services that the Company may request as described in Section 5.3 below, Executive shall receive the following payments and benefits:

     2.1 Accrued Salary and Vacation, and Benefits. Executive shall receive all
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salary and accrued vacation (less applicable withholding) earned through the conclusion of the transition period (or termination date if there is no transition period requested by the Company), and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans. In addition, the Company shall pay 100% of the Executive's COBRA premiums for the same or reasonably equivalent medical coverage he had on the date of his termination for a period not to exceeds the earlier of one year following termination or until Executive becomes eligible for medical insurance coverage at a new employer.

     2.2 Cash Severance Payment. Executive shall receive a lump sum payment in
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an amount equal to twelve (12) months of Executive's base salary (less applicable withholding), paid within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company).

     2.3 Stock Award Acceleration. Immediately prior to the effective date of
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the Change of Control, 100% of all outstanding stock options granted and restricted stock issued by the Company to Executive prior to the date of this Agreement, including the options described in the Memorandum from Jack Dennison dated March 29, 2002, together with any options issued in a tender offer in exchange for such outstanding options (collectively the "Outstanding Options"), shall vest. In addition, all vested Outstanding Options, including the accelerated options described above, shall be exercisable by Executive for a period of one year following the end of such transition period (if any) or one year following termination if the Company requests no transition period.

     2.4 Cash Bonus Payment. Executive shall receive a payment in an amount (the
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"Minimum Bonus Payment") equal to fifty percent (50%) of Executive's "Target
Bonus" for the year in which Executive's termination date occurs. In addition, if Executive's termination date

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occurs in the second half of the year (i.e. after June 30th), and all financial performance criteria established in Executive's bonus plan are achieved by the Company for the full year in which Executive's termination date occurs, then the Company will pay Executive an additional amount (the "Contingent Bonus Payment") equal to (i) a pro rata portion of Executive's Target Bonus prorated based on the number of days Executive is employed by the Company during such year, less
(ii) the Minimum Bonus Payment. "Target Bonus" means the total bonus amount Executive would be entitled to receive for the entire year assuming achievement of 100% of the financial and non-financial objectives established in Executive's bonus plan (but not including any additional bonus amount payable for over achievement of objectives). The Minimum Bonus Payment shall be paid in a lump sum within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company) without regard to the actual satisfaction of any performance criteria. The Contingent Bonus Payment, if any, shall be paid in a lump sum within 90 days after the end of the year in which Executive's termination date occurs. Payments under this section shall be less applicable withholding.

3. Termination in Absence of Change of Control. In the event of Executive's
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Termination in Absence of a Change of Control, provided that Executive complies with Section 5.2 below and performs the transition services that the Company may request as described in Section 5.3 below, Executive shall receive the following payments and benefits:

     3.1 Basic Severance Compensation. Executive shall receive all salary and
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accrued vacation (less applicable withholding) earned through the conclusion of the transition period (or termination date if there is no transition period requested by the Company), and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans. In addition, the Company shall pay 100% of the Executive's COBRA premiums for the same or reasonably equivalent medical coverage he had on the date of his termination for a period not to exceeds the earlier of one year following termination or until Executive becomes eligible for medical insurance coverage at a new employer.

     3.2 Cash Severance Payment. Executive shall receive an amount equal to
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twelve (12) months of Executive's base salary (less applicable withholding), paid within five (5) business days after the conclusion of the transition period (or termination date if there is no transition period requested by the Company.)

     3.3 Stock Award Acceleration. Upon Executive's termination date, 100% of
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all outstanding stock options granted and restricted stock issued by the Company to Executive prior to the date of this Agreement, including the options described in the Memorandum from Jack Dennison dated March 29, 2002, together with any options issued in a tender offer in exchange for such outstanding options (collectively the "Outstanding Options"), shall vest. In addition, all Outstanding Options, including the accelerated options described above, shall be exercisable by Executive for a period of one year following the end of such transition period (if any) or one year following termination if the Company requests no transition period.

     3.4 Cash Bonus Payment. Executive shall receive a payment in an amount (the
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"Minimum Bonus Payment") equal to fifty percent (50%) of Executive's "Target
Bonus" for the year in which Executive's termination date occurs. In addition, if Executive's termination date

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occurs in the second half of the year (i.e. after June 30th), and all financial performance criteria established in Executive's bonus plan are achieved by the Company for the full year in which Executive's termination date occurs, then the Company will pay Executive an additional amount (the "Contingent Bonus Payment") equal to (i) a pro rata portion of Executive's Target Bonus prorated based on the number of days Executive is employed by the Company during such year, less
(ii) the Minimum Bonus Payment. "Target Bonus" means the total bonus amount Executive would be entitled to receive for the entire year assuming achievement of 100% of the financial and non-financial objectives established in Executive's bonus plan (but not including any additional bonus amount payable for over achievement of objectives). The Minimum Bonus Payment shall be paid in a lump sum within five (5) business days after the conclusion of the transition period (or after the termination date if there is no transition period requested by the Company) without regard to the actual satisfaction of any performance criteria. The Contingent Bonus Payment, if any, shall be paid in a lump sum within 90 days after the end of the year in which Executive's termination date occurs. Payments under this section shall be less applicable withholding.

4. Definitions. Capitalized terms used in this Agreement shall have the meanings
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set forth in this Section

     4.1 "Cause" means (a) your willful and continued failure to perform
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substantially your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by you, after reasonable efforts, to meet performance expectations), for thirty (30) days after a written demand for substantial performance is delivered to you by the Chief Executive Officer or the Chief Operating Officer of Homestore which specifically identifies the manner in which the Chief Executive Officer or the Chief Operating Officer believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith without reasonable belief that your action or omission was in the best interests of the Company.

     4.2 "Change of Control" means (a) any "person" (as such term is used in
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Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange
Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity

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acquiring those assets is held by persons who held the voting securities of the
Company immediate prior to such transaction or series of transactions; (d) there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; (e) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

     4.3 "Company" means Homestore.com, Inc., any successor thereto and,
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following a Change of Control, any successor or owner of substantially all the business and/or assets of Homestore.com, Inc.

     4.4 "Diminution of Responsibilities" means the occurrence of any of the
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following conditions, without Executive's consent and which condition is not cured by the Company within ten (10) days after notice by Executive specifying the condition: (a) a reduction by the Company of Executive's duties, responsibilities, authority or reporting relationship such that Executive no longer serves in a substantive, senior executive role for the Company comparable in stature to Executive's current role, or no longer reports to the chief executive officer or chief operating officer of the Company; (b) a reduction in Executive's base salary or the percentage of his base salary on which his target bonus is based, provided that a reduction in base salary that is the result of a general reduction in salary in an amount similar to reductions for other similarly situated Company executives shall not constitute a "Diminution of Responsibilities"; (c) a material reduction in benefits (other than future option grants), provided that a reduction in benefits that is the result of a general reduction in benefits in an amount similar to reductions for other similarly situated Company employees shall not constitute a "Diminution of Responsibilities"; (d) the Company's requiring Executive to be based at any office or location more than 50 miles from the Company's headquarters in Westlake Village, California; or (e) a material breach by the Company of the terms of this Agreement (or the Memorandum to you from Jack Dennison dated March 29, 2002).

     4.5 "Disability" means the inability to engage in the performance of
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Executive's duties by reason of a physical or mental impairment which constitutes a permanent and total disability in the opinion of a qualified physician.

     4.6 "Incumbent Director" means a director who either (1) is a director of
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the Company as of the Effective Date, or (2) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     4.7 "Termination in Absence of Change of Control" means:
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          a) any termination of employment of Executive by the Company without
          Cause (i) that occurs prior to the date that the Company first publicly announces it

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          has entered into a definitive agreement or that the Company's board of directors has endorsed a tender offer for the Company's stock that in either case if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies), (ii) that occurs after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the board has endorsed another tender offer , or (iii) that occurs more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control; or

          (b) any resignation by Executive based on a Diminution of Responsibilities that occurs within one-hundred and twenty (120) days following the occurrence of one of the conditions that constitutes a Diminution of Responsibilities, but only where such Diminution of Responsibilities occurs: (i) prior to the date that the Company first publicly announces it has entered into a definitive agreement or that the Company's board of directors has endorsed a tender offer for the Company's stock that if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies), (ii) after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the board has endorsed another tender offer, or (iii) more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control.

     Notwithstanding anything to the contrary herein, the term "Termination in Absence of Change of Control" shall not include termination of the employment of Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by Executive for reasons other than a Diminution of Responsibilities; or (3) that is a "Termination Upon a Change of Control."

     4.8 "Termination Upon Change of Control" means:
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          (a) any termination of the employment of Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement or that the Company's board of directors has endorsed a tender offer for the Company's stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies) and ending at the earlier of the date on which the Company publicly announces that such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twelve
          (12) months following the consummation of any transaction or series of transactions that results in a Change of Control; or

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          (b) any resignation by Executive based on a Diminution of
          Responsibilities where (i) such Diminution of Responsibilities occurs during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement that when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following the consummation of the transaction or series of transactions that results in the Change of Control, and (ii) such resignation occurs within one-hundred and twenty (120) days following such Diminution of Responsibilities.

     Notwithstanding anything to the contrary herein, the term "Termination Upon Change of Control" shall not include any termination of the employment of Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by Executive for reasons other than a Diminution of Responsibilities; or (3) that is a "Termination in Absence of Change of Control."

5. No Other Benefits; Release; Transition Period; Termination Under Other Circumstances.

     5.1 No Other Benefits Payable. Executive shall be entitled to no other
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compensation, benefits, or other payments from the Company as a result of any termination of employment.

     5.2 Release of Claims. The Company may condition payment of the cash
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severance and accelerated vesting of stock awards in Sections 2 or 3 of this
Agreement upon the delivery by Executive of a signed mutual release of known and unknown claims related to Executive's employment in a form satisfactory to the Company.

     5.3 Transition Period. In the event of Executive's Termination Upon a
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Change of Control or Termination in Absence of a Change of Control, the Company
shall have the right exercisable by notice to Executive given at any time prior to ten (10) days after the effective date of such termination to request that Executive remain employed by the Company for such period following such termination as the Company may elect, but in no event longer than 180 days following the effective date of such termination. If Executive agrees to such transition period (by giving notice to the Company within five (5) days after the Company's notice to Executive), then during such period Executive shall remain a full time employee of the Company at the rate of compensation and with the same benefits as in effect on the date of his termination, shall perform such duties consistent with his prior responsibilities as the Company shall reasonably request, including services designed to transition his duties and responsibilities to one or more replacements, and at the conclusion of the transition period shall receive the benefits provided in Section 2 or 3 above as the case may be. If the Company requests a transition period as provided above and Executive does not agree to it, Executive shall receive the benefit of
Section 2.1 or 3.1 (computed through the date of termination), as the case may be, but shall not receive the benefit of the other provisions of this Agreement. The Company need not request a transition period, in which case Executive shall receive the benefit of Section 2 or Section 3, as the case may be, and the other provisions of this Agreement based on the date of actual termination. The Company shall have the right at any time to terminate Executive during the transition period, in which case Executive shall be entitled to the benefits of
Section 2 or Section 3, as the case may be.

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Executive shall have the right to terminate his employment at any time during the transition period, but if Executive shall fail or refuse to complete the transition period, other than as a result of death or Disability, then Executive shall not be entitled to the benefit of Section 2 or Section 3 (except Section
2.1 or 3.1 through the date such services cease). In the case of Executive's death or Disability during the transition period, he shall be deemed to have completed the transition period service for the full period requested.

     5.4 Termination Under Other Circumstances. In the event of Executive's
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termination for Cause, or any resignation by Executive that does not constitute a Termination Upon a Change of Control or a Termination in Absence of Change of Control, the Company's sole financial obligations to Executive shall be to pay to Executive all salary and accrued vacation (less applicable withholding) earned through the effective date of Executive's termination or resignation, to honor Executive's vested options and restricted stock (if any), and to provide the benefits, if any, under the Company's benefit plans to which Executive may be entitled pursuant to the terms of such plans. In the event of a termination of Executive's employment (1) by the Company as a result of the Disability of Executive or (2) as a result of the death of Executive, Executive (or Executive's estate) shall be entitled to the benefits of Section 3.

6. Agreement Not to Solicit. If Company performs its obligations to deliver the
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severance payments and benefits set forth in Sections 2 or 3 of this Agreement, then for a period of one (1) year after Executive's termination of employment, Executive will not solicit or seek to induce any employee, distributor, vendor, representative or customer of the Company to discontinue that person's or entity's relationship with or to the Company.

7. Arbitration. Any claim, dispute or controversy arising out of this Agreement,
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the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association. The site of the arbitration proceeding shall be in Los Angeles County, California, or another location mutually agreed to by the parties.

8. Conflict in Benefits.
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     8.1 Effect of Agreement. This Agreement, together with the Memorandum to
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you from Jack Dennison dated March 29, 2002, a copy of which is attached hereto and incorporated herein by reference, the option agreements by which the option grants referred to in the Memorandum are evidenced, and the confidentiality and invention assignment agreement executed by you, shall supersede all prior arrangements, whether written or oral, and understandings regarding Executive's employment with the Company and shall be the exclusive agreement for the determination of any compensation due to Executive from Company as a result of Executive's employment with Company. In the event of any conflict in these various documents, the provisions of this agreement shall control the others and the Memorandum shall control the option agreements.

9. Miscellaneous.
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     9.1 Successors of the Company. The Company will require any successor or
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assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or

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substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. In the event of a Change in Control in which the options granted by the Company to Executive cannot be assumed by the successor or assign, Company shall give Executive reasonable advanced notice of such Change in Control, all options granted by the Company to Executive shall vest and become exercisable prior to such Change in Control, and Company shall allow Executive a reasonable opportunity to exercise such options prior to such Change in Control.

     9.2 Modification of Agreement.This Agreement and the Memorandum referred to
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in Section 8.1 above may be modified, amended or superceded only by a written agreement signed by Executive and the Chief Executive Officer or an authorized member of the Board of Directors of the Company.

     9.3 Governing Law. This Agreement shall be interpreted in accordance with
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and governed by the laws of the State of California.

     9.4 No Employment Agreement. Executive acknowledges and understands that
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his employment with the Company is at-will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive's at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location.

EXECUTIVE                                  HOMESTORE.COM, INC.


                                           By:
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Patrick R. Whelan                              Name:
                                               Title:

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